As filed with the Securities and Exchange Commission on August 5, 2016
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________
KVH INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	05-0420589 (I.R.S. employer identification no.)
50 Enterprise Center Middletown, RI 02842 (Address of principal executive offices)(Zip code)

KVH Industries, Inc. 2016 Equity and Incentive Plan
KVH Industries, Inc. Amended and Restated 1996 Employee Stock Purchase Plan
(Full title of the plan)
____________________
Martin A. Kits van Heyningen
President and Chief Executive Officer
KVH Industries, Inc.
50 Enterprise Center
Middletown, RI 02842
Telephone: (401) 847-3327
(Name and address of agent for service)
(Telephone number, including area code, of agent for service)
____________________
Copies to:

John D. Hancock, Esq.
Foley Hoag LLP
Seaport West
155 Seaport Boulevard
Boston, Massachusetts 02210
(617) 832-1000
___________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☑ Accelerated filer	☐ Non-accelerated filer (Do not check if a smaller reporting company)	☐ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	4,690,490 (1)	$8.80 (2)	$41,276,312	$4,157
Common Stock, par value $0.01 per share	1,000,000 (3)	$8.80 (2)	$8,800,000	$886
Total	5,690,490 (4)		$50,076,312	$5,043
_______________

(1)	Represents shares of our common stock available for issuance pursuant to awards that may be issued in the future pursuant to the KVH Industries, Inc. 2016 Equity and Incentive Plan, or the 2016 Plan.

(2)
The proposed maximum offering price per share has been estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of our common stock as quoted on the NASDAQ Global Select Market on August 1, 2016.

(3)	Represents shares of our common stock available for issuance pursuant to the KVH Industries, Inc. Amended and Restated 1996 Employee Stock Purchase Plan, or the 1996 Plan.

(4)
Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of our common stock that become issuable under the 2016 Plan or the 1996 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of our outstanding shares of common stock.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of this Part I of Form S-8 will be sent or given to participants in the KVH Industries, Inc. 2016 Equity and Incentive Plan and the KVH Industries, Inc. Amended and Restated 1996 Employee Stock Purchase Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended, or the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission, or the Commission, either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents that we have filed with the Commission are incorporated by reference in this Registration Statement:

(a)	Our annual report on Form 10-K for the year ended December 31, 2015, filed with the Commission on March 14, 2016;

(b)	Our definitive proxy statement on Schedule 14A for our annual meeting of stockholders, filed with the Commission on April 25, 2016;

(c)	Our quarterly report on Form 10-Q for the quarter ended March 31, 2016, filed with the Commission on May 10, 2016

(d)	Our quarterly report on Form 10-Q for the quarter ended June 30, 2016, filed with the Commission on August 5, 2016;

(e)	Our current report on Form 8-K, event date May 23, 2016, filed with the Commission on May 27, 2016;

(f)	Our current report on Form 8-K, event date June 15, 2016, filed with the Commission on June 17, 2016;

(g)	Our current report on Form 8-K, event date July 15, 2016, filed with the Commission on July 19, 2016; and

(h)
The description of our common stock contained in our current report on Form 8-K, event date January 29, 2004, filed with the Commission on January 29, 2004, including any amendment or report filed for the purpose of updating that description.

All documents that we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and before the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective dates of filing of such documents. Under no circumstances will any information furnished under Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
The validity of the securities registered hereby is being passed upon for us by Foley Hoag LLP, Boston, Massachusetts.
Item 6. Indemnification of Directors and Officers.
Section 102(b)(7) of the Delaware General Corporation Law allows us to adopt a charter provision eliminating or limiting the personal liability of directors to us or our stockholders for breach of fiduciary duty as directors, but the provision may not eliminate or limit the liability of directors for (a) any breach of the director’s duty of loyalty to us or our stockholders, (b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payments of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law or (d) any transaction from which the director derived an improper personal benefit. Article Seventh of our charter provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, subject to the limitations imposed by Section 102(b)(7). Article Seventh of our charter also provides that no amendment to or repeal of Article Seventh shall apply to or have any effect on the liability or the alleged liability of any director with respect to any acts or omissions of such director occurring prior to such amendment or repeal. A principal effect of Article Seventh is to eliminate or limit the potential liability of our directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (a) through (d) above.
Article Sixth of our charter and Section 10 of our bylaws provide that we will indemnify our directors and officers to the fullest extent we are permitted or required to do so by Section 145 of the Delaware General Corporation Law. Section 145 provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by us or in our right) by reason of the fact that the person is or was one of our directors, officers, agents or employees or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner which the person reasonably believed to be in, or not opposed to, our best interest, and with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. The power to indemnify also applies to actions brought by us or in our right but only to the extent of expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in respect of any claim, issue or matter for which such person shall have been adjudged to be liable to us, unless and only to the extent that the court determines, in light of all the circumstances of the case, that indemnification for such expenses is proper. Our charter provides that no amendment, termination or repeal of Article Sixth will affect or diminish the rights of an indemnitee with respect to any action, suit or proceeding arising out of any actions, transactions or facts occurring prior to the amendment, termination or repeal.
The effect of these provisions would be to permit indemnification by us for, among other liabilities, liabilities arising out of the Securities Act of 1933.
Section 145 of the Delaware General Corporation Law also allows us to obtain insurance on behalf of our directors and officers against liabilities incurred by them while serving as a director or officer or while serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not we would have the power to indemnify them against those liabilities. We have procured a directors’ and officers’ liability and company reimbursement liability insurance policy that (a) insures our directors and officers against losses (above a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by them and (b) insures us against losses (above a deductible amount) arising from any such claims, subject in each case to limitations stated in the policy.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The exhibits to this Registration Statement are listed in the Exhibit Index attached hereto and incorporated herein by reference.
Item 9. Undertakings.
The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post‑effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post‑effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Middletown, Rhode Island on August 5, 2016.
KVH INDUSTRIES, INC.
By: /s/ Martin A. Kits van Heyningen
Martin A. Kits van Heyningen
President, Chief Executive Officer and Chairman of the Board
POWER OF ATTORNEY
KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Martin A. Kits van Heyningen, John McCarthy and Felise Feingold as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Martin A. Kits van Heyningen	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	August 5, 2016
Martin A. Kits van Heyningen

/s/ John F. McCarthy	Interim Chief Financial Officer (Principal Financial and Accounting Officer)	August 5, 2016
John F. McCarthy

/s/ Robert W.B. Kits van Heyningen	Director	August 5, 2016
Roberts W.B. Kits van Heyningen

/s/ Mark S. Ain	Director	August 5, 2016
Mark S. Ain

/s/ Stanley K. Honey	Director	August 5, 2016
Stanley K. Honey

/s/ Bruce J. Ryan	Director	August 5, 2016
Bruce J. Ryan

/s/ Charles R. Trimble	Director	August 5, 2016
Charles R. Trimble

EXHIBIT INDEX

Exhibit No.	Description
3.1
Amended and Restated Certificate of Incorporation of KVH Industries, Inc., as amended (incorporated by reference to Exhibit 3.1 to our quarterly report on Form 10-Q filed with the Commission on August 6, 2010)

3.2	Amended and Restated Bylaws of KVH Industries, Inc. (incorporated by reference to Exhibit 3.1 to our current report on Form 8-K filed with the Commission on April 30, 2014)
4.1	Specimen certificate for the common stock of KVH Industries, Inc. (incorporated by reference to Exhibit 4.1 to our registration statement on Form S-1/A filed with the Commission on March 22, 1996)
4.2	KVH Industries, Inc. 2016 Equity and Incentive Plan (incorporated by reference to Appendix A to our definitive proxy statement on Schedule 14A filed with the Commission on April 25, 2016)
4.3
KVH Industries, Inc. Amended and Restated 1996 Employee Stock Purchase Plan (incorporated by reference to Appendix B to our definitive proxy statement on Schedule 14A filed with the Commission on April 25, 2016)

5.1†	Opinion of Foley Hoag LLP
23.1†	Consent of Grant Thornton LLP
23.2†	Consent of KPMG LLP
23.3†	Consent of Foley Hoag LLP (included in Exhibit 5.1)
24.1†	Power of attorney (included on signature page of this Registration Statement)

†Filed herewith